                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                              Outlook Group Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              Outlook Group Corp.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                               ON OCTOBER 19, 2000


To the Shareholders of Outlook Group Corp.:

         We will hold the annual meeting of shareholders of Outlook Group Corp. (the "Company") at the Park Plaza Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin on Thursday, October 19, 2000 at 2:00 p.m. CDT, for the following purposes:

         (1) To elect three directors for three-year terms expiring in the year 2003; and

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Shareholders of record at the close of business on August 25, 2000 are entitled to vote at this meeting or any adjournment of the meeting.

                                            By Order of the Board of Directors


                                            /s/ Paul M. Drewek

                                            Paul M. Drewek, Secretary

September 15, 2000

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                               OUTLOOK GROUP CORP.
                               1180 AMERICAN DRIVE
                             NEENAH, WISCONSIN 54956
                            TELEPHONE (920) 722-2333

                           * * * * * * * * * * * * * *

                                     GENERAL

         The enclosed proxy is solicited by the Board of Directors of Outlook Group Corp. for use at its annual meeting of shareholders on October 19, 2000. All properly executed proxies will be voted at the meeting in accordance with their terms. A proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary of the Company or the acting secretary of the meeting or by oral notice to the presiding officer. The presence at the meeting of a shareholder who has filed a proxy shall not of itself constitute a revocation.

         Each shareholder of record at the close of business on August 25, 2000 will be entitled to one vote for each share registered in the shareholder's name. At that date there were 3,880,569 outstanding shares of the Company's Common Stock, $.01 par value (the "Common Stock"), the only class of stock of which shares are outstanding. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors in a particular class, up to the maximum number of directors in that class to be chosen at the meeting. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors. Therefore, any shares which are not voted (whether by withheld authority, broker non-vote or otherwise) have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         The Company will bear the expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another. No solicitation other than by mail is contemplated, except that Company officers or employees may solicit the return of proxies from certain shareholders by telephone.

         If you are a participant in the Employee Stock Fund of the Company's 401(k) Savings Plan (the "Savings Plan"), the shares of Company Common Stock held in your account will be voted as designated on the blue proxy card, which will be provided separately, relating to shares held through the Savings Plan. Savings Plan shares not voted by employees will be voted as directed by the persons administering the Savings Plan, as provided in the Savings Plan.

         This proxy material is being mailed to shareholders commencing on or about September 15, 2000. The Annual Report to Shareholders of the Company covering the fiscal year ended May 31, 2000, including financial statements, accompanies this proxy statement.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of Common Stock of the Company, as of August 25, 2000, by each director, nominee for director and named executive officer, by all directors and executive officers of the Company as a group, and by each person known to the Company to beneficially own more than 5% of the Company's Common Stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.


                         NAME AND NATURE                           NUMBER OF             PERCENT
                   OF BENEFICIAL OWNERSHIP (1)                      SHARES              OF CLASS
                   ---------------------------                      ------              --------
         Joseph J. Baksha................................            82,688               2.2%
         Harold J. Bergman...............................             6,333                 *
         Jeffry H. Collier(2)(3).........................            37,807               1.0%
         Paul M. Drewek(3)...............................            21,500                 *
         James L. Dillon.................................            15,083                 *
         Richard C. Fischer..............................            24,533                 *
         Pat Richter.....................................             5,483                 *
         A. John Wiley, Jr.(2)...........................            85,521               2.2%
         All directors and executive officers as
             a group (8 persons)(2)(3)...................           278,945               7.0%

         Ronnie Shemesh (4)..............................           326,915               8.4%
         Dimensional Fund Advisors Inc. (5)..............           237,400               6.1%
         Heartland Advisors, Inc. (6)....................         1,091,000              28.1%

-------------------

         *Less than 1%.
(1)      Includes the following shares issuable under stock options: Mr. Baksha
         - 42,500; Mr. Collier - 20,000; Mr. Drewek - 20,000; Messrs. Bergman, Dillon, Fischer, Richter and Wiley - 5,333 each; all directors and executive officers as a group-109,165.
(2) Voting and/or dispositive power is shared with respect to the indicated number of shares: Mr. Wiley--1,165; all directors and executive officers as a group--4,165. See also footnote (3).
(3) As of August 25, 2000, 75,933 shares of Common Stock were held in the Savings Plan. Employees have the right to designate the vote of shares of Common Stock allocated to their accounts. Shares allocated to named participants' accounts as of June 30, 2000 (the date of the last allocation) are included. No shares were unallocated on that date.
(4) According to a report on Schedule 13D/A dated August 10, 2000 by Mr. Shemesh, he has sole voting and dispositive power as these shares. Mr. Shemesh's business address is 78 Fernbrook Street, Yonkers, New York 10705. See "Certain Transactions" for information about pending litigation between affiliates of Mr. Shemesh and the Company and amounts due from those affiliates to the Company.
(5) According to a report on Form 13G dated February 4, 2000, Dimensional Fund Advisors Inc. ("Dimensional") held sole voting and dispositive power as to 237,400 shares of Common Stock at December 31, 1999. Dimensional is an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). The business address of Dimensional is 1299 Ocean Avenue, Santa Monica, California 90401.
(6) According to a report on Schedule 13G/A dated January 27, 2000, Heartland Advisors, Inc. ("Heartland") had sole dispositive power as to 1,091,000 shares of Common Stock, and sole voting power as to 623,500 of those shares, as of December 31, 1999. Heartland is an investment adviser registered under the Advisers Act. The business address of Heartland is 790 North Milwaukee Street, Milwaukee, Wisconsin 53202.

         The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                              ELECTION OF DIRECTORS

         The Company's Articles and Bylaws provide for a Board of between seven and eleven directors, and for classification of the Board of Directors into three separate classes. The Board of Directors has set the number of directors at seven. At each annual meeting of shareholders, the number of directors equal to the number constituting the class whose term expires at such meeting is elected to hold office until the third succeeding annual meeting or until their successors have been elected.

         The class of directors whose terms expire at the 2000 annual meeting (three of the seven directors) are nominated for election at the 2000 annual meeting to serve for terms expiring at the 2003 annual meeting. The remaining five directors were elected by the shareholders at the 1998 or 1999 annual meetings for terms expiring in 2001 or 2002, as shown in the following table.

         Proxies received by management will be voted FOR the election of the three nominees named unless otherwise specified. If any such nominee is unable to serve (which is not anticipated), proxies may be voted for another person designated by the Board of Directors.

                                                Principal Occupation                            Director
Name and Age                                    and Business Experience                         Since
------------                                    -----------------------                         -----
NOMINEES (FOR TERMS EXPIRING IN 2003)

Jeffry H. Collier, 47 (3)                       Vice President and General Manager of the         1993
                                                Graphics division of the Company since 1996
                                                and Executive Vice President of the Company
                                                since 1994

Pat Richter, 59 (1)(2)(4)                       Director of Athletics, University of              1995
                                                Wisconsin Madison

A. John Wiley, Jr., 58 (3)                      President of Elipticon Wood Products, Inc.        1978
                                                (manufacturer); also president of Great
                                                American Backyards L.L.C. since 1996 and The
                                                Playground Connection L.L.C. since 1998

CONTINUING DIRECTORS (TERMS EXPIRE IN 2001)

James L. Dillon, 56 (1)(2)                      Accountant practicing with the firm Dillon,       1978
                                                Endries, Otto & Calmes LLC

Joseph J. Baksha, 48 (3)                        President and Chief Operating Officer of the      1998
                                                Company since 1996; Vice President and
                                                President of Outlook Packaging in 1996;
                                                previously Executive Vice President and COO
                                                of Washburn International (manufacturer and
                                                distributor)

CONTINUING DIRECTORS (TERMS EXPIRING IN 2002)

Harold J. Bergman, 64 (1)(2)                    Retired in 1999; previously President and         1994
                                                Chief Executive Officer of Riverside Paper
                                                Corp. (specialty paper manufacturer and
                                                converter)

Richard C. Fischer, 61 (1)(3)                   Chairman and Chief Executive Officer of the       1995
                                                Company since December 1997; also an
                                                investment banker with Marquette Capital
                                                Partners since 2000, B.C. Ziegler and Company
                                                in 1999, Fischer & Associates LLC from 1996
                                                to 1999, and Robert W. Baird & Co.
                                                Incorporated prior thereto

---------------------

(1) Member of the Audit Committee of which Mr. Dillon is chairman. This Committee, which held one meeting during fiscal 2000, reviews the functions and findings of the Company's independent public accountants and makes recommendations to the Board of Directors with respect thereto.
(2) Member of the Compensation Committee, of which Mr. Richter is chairman. This Committee, which held two meetings in fiscal 2000, reviews and makes recommendations to the Board of Directors regarding overall compensation policy and salaries, bonuses and benefits to officers and other key employees and awards stock options under the Company's stock option plans.
(3) Member of the Nominating Committee, of which Mr. Fischer is chairman. This committee, which held no meetings in fiscal 2000, reviews potential candidates for, and makes recommendations to the Board of Directors regarding, additional members of the Board of Directors. Persons wishing to suggest names for consideration for nomination to the Board may forward them to the Nominating Committee, in care of the Company.
(4) Mr. Richter is also a director of Anchor BanCorp Wisconsin Inc., a publicly held savings bank holding company, and Northland Cranberries, Inc., a publicly held grower and marketer of cranberries and related products.

         The Board of Directors held eight meetings during fiscal 2000. During fiscal 2000, each director of the Company attended at least 75% of the total number of meetings of the Board and of all committees of the Board on which such director served, except for Mr. Richter.

         Directors' Fees. For fiscal 2001, directors who are not employees of the Company will receive a fee of $6,000 per year, $500 for each meeting of the Board of Directors attended and $300 ($400 in the case of the committee chairman) for each Board committee meeting attended. Messrs. Baksha and Collier are currently employees of the Company and do not receive fees. For fiscal 2000, fees were $3,600 per year, $300 for each meeting, and $100 ($150) for each committee meeting.

         In addition, directors are eligible for participation in the 1999 Plan, which arrangement was been proposed in lieu of an increase in fiscal 2000 in cash board fees. Each non-employee director was awarded an option on October 21, 1999 for 7,000 shares, at $4.625 per share. Those options vest one third annually, on the anniversary date of grant, and expire ten years after grant.

         Fischer Arrangements. Mr. Fischer, although designated the Chief Executive Officer of the Company, is not an employee of the Company. Rather, he is compensated for his duties in that position as an independent contractor. The Company's arrangements with Mr. Fischer provide that he will receive $125 per hour for services as Chief Executive Officer, up to a maximum of 100 hours per month. Mr. Fischer is not entitled to receive employee benefits in this position. Amounts paid to Mr. Fischer under this arrangement appear in the cash compensation table.

         Bergman Arrangements. Mr. Bergman is performing consulting services for the Company on an occasional, as-needed basis. He is compensated on an hourly basis at $100 per hour. During fiscal 2000, Mr. Bergman received $5,950 for these services.


                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation in fiscal year 2000 and in the two prior fiscal years of (i) each person who served as Chief Executive Officer and (ii) the only other executive officers who received total annual salary and bonus in excess of $100,000 during the last fiscal year for services in all capacities to the Company and its subsidiaries.

                                                                             LONG TERM
                                          ANNUAL COMPENSATION(1)           COMPENSATION
                                          ----------------------           ------------
                                                                              AWARDS
                                                                              ------
NAME AND PRINCIPAL            FISCAL                                       OPTIONS/SARS           ALL OTHER
     POSITION                  YEAR       SALARY ($)     BONUS($)(2)           #(3)           COMPENSATION($)(4)
------------------             ----       ----------     -----------       ------------       ------------------
Richard C. Fischer,            2000         $61,250           -0-                7,000                -0-
  Chairman and CEO (5)         1999          85,250           -0-                -0-                  -0-
                               1998          43,375           -0-                -0-                  -0-

Joseph J. Baksha,              2000        $225,000        $91,107              47,500             $3,655
  President and COO            1999         200,000         30,875              10,000              3,884
                               1998         166,346         89,832               -0-                5,797

Jeffry H. Collier,             2000        $129,000        $31,456              20,000             $4,487
  Executive Vice President     1999         120,000         39,098               4,000              2,995
                               1998         115,000          5,687                 -0-              2,998

Paul M. Drewek                 2000        $105,000        $40,000              10,000             $1,389
 Chief Financial Officer (6)   1999         161,596         35,000              20,000                -0-

------------------

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.
(2) Annual bonus amounts, if any, are earned and accrued during the fiscal years indicated but paid in the following fiscal year.
(3) Represents number of shares for which options were granted under the Company's 1999 Stock Option Plan. No SARs have been granted.
(4) Reflects the Company's contributions to the executive officer's account in the Savings Plan.
(5) See "Election of Directors - Fischer Arrangements" for further information on Mr. Fischer's compensation arrangements.

(6) Mr. Drewek became Chief Financial Officer in November 1998, after having served as interim Chief Financial Officer from May to November. Prior to November 1998, Mr. Drewek was an independent contractor, rather than a Company employee. Includes amounts paid in fiscal 1999 to Mr. Drewek as an independent contractor. During the period when Mr. Drewek was an independent contractor, he was paid consulting fees at a higher rate than his salary as an employee because he was not eligible for employee benefits and was responsible for self-employment taxes.

OPTIONS OUTSTANDING AT YEAR END

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at May 31, 2000.

                                                                                                  VALUE OF
                                                                  NUMBER OF                  UNEXERCISED IN THE
                                                             UNEXERCISED OPTIONS                MONEY OPTIONS
                          SHARES                                AT FY END (1)                  AT FY END(1)(2)
                        ACQUIRED ON         VALUE               -------------                  ---------------
       NAME              EXERCISE         REALIZED      EXERCISABLE(#)/UNEXERCISABLE    EXERCISABLE($)/UNEXERCISABLE
       ----              --------         --------      ----------------------------    ----------------------------
Richard C. Fischer          -0-              -0-                  3,000/7,000                   $4,688/$9,188
Joseph J. Baksha          10,000           $4,063                42,500/25,000                 $45,156/-0-
Jeffry H. Collier           -0-              -0-                 20,000/10,000                 $25,753/-0-
Paul M. Drewek              -0-              -0-                 20,000/10,000                 $31,250/-0-

------------------
(1)      No SARs have been granted.
(2) Based upon the $5.50 closing price of Company Common Stock on May 31, 2000, the last trading day before fiscal year end.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information about options granted to the executive officers named in the Summary Compensation Table during fiscal 2000.

                                                Individual Grants(1)
                        --------------------------------------------------------------------
                                                                                                     Potential
                                                                                                 Realized Value at
                          Number of           % of                                                Assumed Annual
                          Securities     Total Options                                         Rates of Stock Price
                          Underlying        Granted                                                Appreciation
                           Options        to Employees     Exercise or                          for Option Term (2)
                           Granted         in Fiscal       Base Price       Expiration          -------------------
Name                         (#)              Year            ($/sh)           Date                5%          10%
----                      ----------     -------------     -----------      ----------            ----         ---
Richard C. Fischer           7,000            (3)             $4.625        10-21-09            $ 18,434   $  46,717
Joseph J. Baksha            25,000           21.4%           $5.8125         5-17-10            $ 91,386   $ 231,591
Joseph J. Baksha            22,500           19.3%           $4.1875         8-18-04            $ 26,031   $  57,521
Jeffry H. Collier           10,000            8.6%           $5.8125         5-17-10            $ 36,555   $  92,636
Jeffry H. Collier           10,000            8.6%           $4.1875         8-18-04            $ 11,569   $  25,565
Paul M. Drewek              10,000            8.6%           $5.8125         5-17-10            $ 36,555   $  92,636


(1)      All grants reflect stock options under the 1999 Option Plan.

(2)      Assumes the stated appreciation from the date of grant.
(3) Mr. Fischer is not an employee of the Company. He was granted options as part of a grant to non-employee directors, and received the same number as each of the other non-employee directors.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of June 1, 1999, the Company entered into an employment agreement with Joseph J. Baksha, President and Chief Operating Officer of the Company, for a term of two years, renewable June 1, 2001. It followed a prior two year agreement entered into in 1997. Under the 1999 employment agreement, Mr. Baksha will have earned an annual salary of $225,000 in fiscal 2000, and will earn the same salary in fiscal 2001, and can earn an incentive equal to a five percent of earnings for interest and taxes which exceed $2,500,000 per year. (The incentive is capped at 75% of Mr. Baksha's annual salary.) Prior to a change in control, Mr. Baksha's employment agreement may be terminated by either party, at any time, with or without cause or reason, upon 30 days written notice. The employment agreement also imposes certain non-competition and confidentiality obligations on Mr. Baksha. In the event the employment agreement is terminated by the Company other than for cause (as defined in the agreement), Mr. Baksha would be entitled to receive his annual salary for the year following his termination plus any bonus earned through the last day of active employment. If there is a change of control of the Company and Mr. Baksha is terminated without cause, Mr. Baksha's employment status changes (as specified in the agreement) or Mr. Baksha's employment agreement is not renewed (as specified in the agreement), Mr. Baksha shall be entitled to receive his annual salary for the two years following an event as set forth above plus any bonus earned through the last day of active employment. Mr. Baksha is subject to a covenant not to compete and confidentiality provisions for the duration of this employment and for six months following termination of his employment with the Company.

         Messrs. Collier and Drewek also have change in control arrangements. In the event of a change in control in the Company, in the event there is not an ongoing arrangement for continued employment, and assuming no termination for cause, each of Messrs. Collier and Drewek would be entitled to receive twelve-months salary (and accrued bonus) as a severance benefit, in addition to continuation of benefits for the twelve month period.


                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The general compensation policies of the Company and its subsidiaries are set by the Compensation Committee of the Board of Directors. During fiscal 2000, this Committee was composed of three independent non-employee directors. Compensation decisions with respect to the Company's Chief Executive Officer and its President are made primarily by the Committee; compensation decisions as to all other officers of the Company, including its subsidiaries, are recommended by the Chief Executive Officer and then approved by the Committee. All compensation programs, such as the Savings Plan and the stock option plans, are either originated or approved by the Committee.

         It is the policy of the Company to fairly compensate individuals for their contributions to the Company's business, being mindful of the ability of the Company to fund such compensation plans or programs and the need to provide fair value to the Company's shareholders. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company and be competitive with other companies. In recent years, the objective of fairly compensating executive officers has been evaluated in the context of the divestiture of certain operations and improving financial results. In view of these changes, the Compensation Committee has tended to review historical performance, rather than to set compensation on a prospective basis.

         The Compensation Committee reviews numerous factors in determining the compensation of the Chief Executive Officer including Company performance and salaries at other area companies. Upon Mr. Fischer's assumption of the position of Chief Executive Officer, the Committee, as ratified by the Board of Directors, determined that compensation of Mr. Fischer as an independent contractor would be appropriate to reflect his then-interim status. It was determined that compensation based upon number of hours actually worked would be appropriate to reflect the nature of the role being played by Mr. Fischer. Mr. Fischer's hourly rate was determined by reference to the prior CEO's salary prior to his resignation. The Committee considered the arrangement appropriate to continue after Mr. Fischer's "interim" status was dropped in 1998. Mr. Fischer is not entitled to receive bonus payments, although he was awarded stock options during fiscal 2000, in the same manner and amount as the Company's other non-employee directors.

         The Company has also established the 1999 Option Plan, as a successor plan to the 1990 Stock Option Plan and an additional incentive to its officers and key employees, including the Chief Executive Officer. New stock options may no longer be granted under the prior plan, although stock options under it will remain outstanding until they expire. The Committee believes that such a plan provides participants with an incentive, extending beyond the current fiscal year, to increase the overall value of the Company, by providing them with a greater stake in the increasing value of the Company's Common Stock on a longer-term basis. The option plans are designed to complement the incentive provided by the annual cash bonus. The Committee granted options for 84,500 shares to executive officers, including the CEO, in fiscal 2000, compared to 34,000 in fiscal 1999. The Committee believed that increased options were appropriate in view of the continuing improvements in corporate results.

         The factors considered to determine compensation of the other executive officers in 2000 were essentially the same (other than part-time status) as those considered with respect to the Chief Executive Officer. In particular, the increase in Mr. Baksha's bonus results from the Company's improved performance, which is a key component in his bonus structure. Bonuses for other executive officers are dependent upon the level of the Company's pre-tax earnings and individual achievement. Individual awards would be recommended by the Chief Executive Officer based upon individual and team contributions, accomplishment of any pre-established goals and such other factors as the Chief Executive Officer may consider appropriate. The Committee believes that these arrangements establish objective criteria for determining whether management bonuses are appropriate yet provides flexibility in allowing the Chief Executive Officer to recommend particular designations of awards based upon all of the factors. Also, see above for a discussion of Mr. Baksha's employment agreement and other officers' change in control arrangements.

         The Committee believes it is highly unlikely that the compensation of any executive officer will exceed $1 million in any fiscal year, and therefore has not taken any action with respect to the provisions of Section 162 of the Internal Revenue Code which limit the deductibility of compensation to certain executives of over $1 million in any fiscal year. However, the Committee believes that any compensation income pursuant to the Company's option plans would not be subject to that limitation due to their approval by shareholders.

         Members of the Compensation Committee:

         Pat Richter, Chairman              James L. Dillon
         Harold J. Bergman

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Company Common Stock with The Nasdaq Stock Market Index for U.S. Companies and indices of "peer" commercial printing companies created by the Company. The "peer" indices reflects the performance, weighted by period beginning market capitalization, of the common stocks of the following companies: Laser Master International; Littlefield, Adams & Co.; Multi-Color Corp.; Northstar Computer Forms; Paxar Corporation; Shorewood Packaging Corporation; and Topps Inc. These companies are relatively small publicly-held graphics services companies and were chosen in consultation with the Company's investment adviser. Shorewood and Northstar were both acquired in early 2000. Although they were no longer publicly held, in preparing the chart, we have included them at acquisition prices in March and April 2000, respectively (the "old" peer group), and also prepared a graph separately showing the peer group without those two companies (the "new" peer group). Next year's performance graph will be prepared using the "new" peer group without these two companies.

         The values on the graph show the relative performance of an investment of $100 made on May 31, 1995, in Company Common Stock and each of the indices. In the case of the NASDAQ and "peer" indices, the values reflect reinvestment of dividends.

                                           OUTLOOK GROUP         NASDAQ US STOCKS       PEER GROUP (OLD)       PEER GROUP (NEW)
                                           -------------         ----------------       ----------------       ----------------
1995                                            100                    100                    100                    100
1996                                             61                    145                    115                    120
1997                                             50                    164                    131                    130
1998                                             65                    208                    117                    107
1999                                             42                    294                    123                    105
2000                                             61                    402                    158                    133

              -------------------------------------------------------------------------------------------------------
                                            1995         1996         1997         1998         1999         2000
              -------------------------------------------------------------------------------------------------------
                  OGC                       100           61           50           65           42           61
              -------------------------------------------------------------------------------------------------------
                  NASDAQ/US                 100          145          164          208          294          402
              -------------------------------------------------------------------------------------------------------
                  Peer Group (old)          100          115          131          117          123          158
              -------------------------------------------------------------------------------------------------------
                  Peer Group (new)          100          120          130          107          105          133
              -------------------------------------------------------------------------------------------------------

                              CERTAIN TRANSACTIONS

         It is the policy of the Company that all material transactions between the Company, its officers, directors or principal shareholders, or affiliates of any of them, shall be on terms no less favorable to the Company than those which could have been obtained if the transaction had been with unaffiliated third parties on an arm's length basis, and such transactions will be approved by a majority of the members of the Audit Committee of the Board of Directors, or a majority of the directors who are independent and not financially interested in the transaction.

         Baksha Loan. In his 1997 employment agreement, the Company agreed to make a loan to Mr. Baksha up to $100,000 to purchase Common Stock. The term of the loan would be five years at the same rate of interest charged the Company pursuant to its line-of-credit at the time of such loan. A loan was made to Mr. Baksha in July 1998, at an interest rate of 8% per annum. The loan is due in July 2003. The maximum amount outstanding under the loan during fiscal 2000 was $100,000, which also was the amount outstanding at fiscal year end.

         Shemesh Litigation and Indebtedness. Ronnie Shemesh has recently become a greater-than-5% shareholder of the Company. Barrier Films Corporation-New York ("Barrier-NY") and Barrier Films Corporation ("BFC") are corporations which are controlled by Mr. Shemesh. The following paragraphs discuss litigation which is pending between those entities and the Company and its subsidiaries, and amounts due to the Company by those entities (which form a part of the dispute).

         The Company is a defendant in Barrier-NY versus the Company and Joseph Baksha, pending in the federal courts in New York. The litigation was filed in 1999. This suit alleges various causes of action which arise out of the acquisition of BFC by Barrier-NY from the Company in May 1997. Barrier's complaint, as amended, has multiple counts, with overlapping claims that can be summarized as: (a) various allegations and causes of action arising from the alleged failure of the Company to comply with closing obligations relating to consents by former BFC officers under their employment agreement; (b) alleged tortuous interference with Barrier-NY's client relationship with a client of BFC prior to the transaction; (c) various claims that he Company failed to comply with its obligations under a related Rebate and Supply Agreement; (d) allegations that the Company either misappropriated or disclosed certain confidential BFC information, and (e) a request for a judgment declaring the 1997 promissory note executed by Barrier-NY in the BFC acquisition unenforceable, null and void. Because the complaint presents overlapping claims, and requests multiple awards of damages for the same underlying facts, determining the actual amount at issue is uncertain; however, all of the claims made total $27.65 million, plus elimination of the note, plus requests for costs and punitive damages, without any attempt to adjust the claims for multiple requests resulting from overlapping causes of action.

         The Company has answered denying liability and has counterclaimed for more than $2.8 million, plus costs and other damages, as a result of Barrier-NY's failure to make payments due to the Company under a promissory note and the Purchase and Sale Agreement in connection with the sale of BFC. At May 31, 2000, under the note and the Purchase and Sale Agreement, an aggregate of approximately $2.8 million (plus costs and expenses of collection) was due to the Company by Mr. Shemesh's affiliates; unpaid amounts are subject to interest going forward at 12% per annum. The litigation remains at an early stage, and discovery is still at early stages. However, the Company has served Barrier-NY with a motion for judgment dismissing 15 of the 19 causes of action in Barrier-NY's amended complaint and for a judgment of liability on the Company's counterclaim. The Company has also served a motion that whatever remains of the litigation be transferred to the federal courts in Wisconsin, based on improper venue in New York. The court has not yet taken action on the motions. The Company believes that Barrier-NY's claims are without merit, and intends to defend the matter, and to pursue its counterclaim vigorously and aggressively

         In a separate matter, Outlook Packaging, Inc., a wholly-owned subsidiary of the Company, has commenced an action against BFC in the federal courts in Wisconsin in early 2000. In this suit, which seeks monetary damages, Outlook Packaging alleges misrepresentation, tortuous interference and breach of warranty against BFC, based upon certain films produced by BFC for Outlook Packaging. BFC has answered the complaint making counterclaims against Outlook Packaging that mirror Barrier-NY's claims in the litigation discussed above, and filed a motion (which was granted in early September) requesting that the Wisconsin case be consolidated with the case Barrier-NY filed in New York. Discovery is in its early stages in this matter. Outlook Packaging believes that BFC's counterclaims are without merit, and intends to defend the matter, and to pursue its claim vigorously and aggressively.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively, "insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any persons who fail to make any such filing on a timely basis and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On that basis, the Company believes that during fiscal 2000 the Company's insiders have complied with all Section 16(a) filing requirements applicable to them, except that Mr. Collier made one late filing reporting two sales by his children, and Mr. Dillon made one late filing reporting one sale.


                                    AUDITORS

         During fiscal 2000, the Board of Directors, upon the recommendation of the Audit Committee, appointed the firm of PricewaterhouseCoopers LLP as independent public accountants to audit the books and accounts of the Company for fiscal 2000. PricewaterhouseCoopers LLP has acted as the Company's independent public accountants since fiscal 1993, and the Board of Directors expects to appoint that firm to audit the books and accounts of the Company for fiscal 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than May 18, 2001 in order to be considered for inclusion in next year's annual meeting proxy material.

         Under Securities and Exchange Commission rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by the Company by August 2, 2001 in the case of the Company's 2001annual meeting of shareholders. No notices were received relating to the 2000 annual meeting.

                                  OTHER MATTERS

         Although the Board of Directors is not aware of any other matters which may come before the meeting, if any such matter should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

                                              By Order of the Board of Directors


                                              /s/ Paul M. Drewek

                                              Paul M. Drewek, Secretary

September 15, 2000

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 2000, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK, AS OF THE RECORD DATE FOR THE ANNUAL MEETING, UPON THE WRITTEN REQUEST DIRECTED TO: CHIEF FINANCIAL OFFICER, OUTLOOK GROUP CORP., 1180 AMERICAN DRIVE, NEENAH, WISCONSIN 54956.

           2000 ANNUAL MEETING OF SHAREHOLDERS OF OUTLOOK GROUP CORP.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard C. Fischer, Joseph J. Baksha and Paul M. Drewek, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Outlook Group Corp. to be held at the Park Plaza Valley Inn, 123 East Wisconsin Avenue, Neenah, Wisconsin, on Thursday, October 19, 2000, at 2:00 p.m. CDT, and at any adjournment thereof, hereby revoking any and all proxies heretofore given.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

OUTLOOK GROUP CORP. 2000 ANNUAL MEETING

1. ELECTION OF DIRECTORS

   (for terms expiring in 2003) 1 - Jeffry H. Collier 2 - Pat Richter 3 - A. John Wiley, Jr.

    [ ]  FOR all nominees                        [ ]   WITHHOLD AUTHORITY
         listed to the left (except                    to vote for all nominees
         as specified below).                          listed to the left.

     (Instructions: To withhold authority to vote for any indicated nominee, write the number of the nominee(s) in the box provided to the right. [ ]

2. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which are hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the persons named in Proposal 1.



Dated:                  , 2000               NO. OF SHARES:
      ------------------

Check appropriate box.                       -----------------------------------
Indicate changes below:

Address change?  [ ]   Name change?  [ ]     -----------------------------------
                                             Signature(s) in box

[ ]  Please check box if you plan to         Please sign exactly as name appears
     attend in person.                       hereon. If stock is owned by more
                                             than one person, all owners should
                                             sign. Persons signing as executors,
                                             administrators, trustees or in
                                             similar capacities should so
                                             indicate. If a corporation, please
                                             sign in full corporate name by the
                                             president or other authorized
                                             officer. If a partnership, please
                                             sign in partnership name by
                                             authorized person.